Exhibit 99.1

Media Contact: Jared Bluestein Freedom Acquisition Holdings, Inc. (212) 380-2230
FOR IMMEDIATE RELEASE
Freedom Acquisition Holdings, Inc. Stockholders Approve Acquisition of GLG Partners
NEW YORK, NEW YORK, October 31, 2007 — Freedom Acquisition Holdings, Inc. (AMEX: FRH, FRH.WS and FRH.U) (“Freedom”) announced today that the stockholders of Freedom have voted in favor of Freedom’s proposed acquisition of GLG Partners LP and certain of its affiliated entities (“GLG”) at its special stockholder meeting held today. All of the additional proposals presented at the special meeting were also approved by the Freedom stockholders. Pursuant to the terms of the Purchase Agreement, dated June 22, 2007, Freedom will acquire all outstanding equity interests of GLG and its related entities, in exchange for cash, stock and debt as described in the Purchase Agreement. Freedom anticipates that the transaction will close on November 2, 2007, subject to the satisfaction of customary closing conditions.
About Freedom
Freedom is a blank check company incorporated in Delaware in 2006 to effect a merger, stock exchange, asset acquisition, reorganization or similar business combination with an operating business or businesses which it believes has significant growth potential. Freedom consummated its initial public offering on December 28, 2006.
About GLG
GLG, the largest independent alternative asset manager in Europe and the eleventh largest globally, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of September 30, 2007, GLG managed gross AUM of over $23 billion.
Forward-Looking Statements
This press release may contain certain forward-looking statements including statements with regard to future events, including but not limited to the closing of Freedom’s transaction with GLG. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Freedom’s proxy statement and other filings with the Securities and Exchange Commission. Freedom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.